Exhibit (10)-2
AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into this 31st day of August, 2006, by and between SUPERIOR BANCORP, a Delaware corporation (“Company”), and STACEY W. MANN (“Executive”), and shall be effective immediately prior to the consummation of the Merger as defined below.
Recitals
     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated April 29, 2006, between Company and Community Bancshares, Inc., a Delaware corporation (“CBI”), CBI has agreed to be merged with and into Company (the “Merger”);
     WHEREAS, Executive has served as the President of CBI’s wholly-owned banking subsidiary, Community Bank, an Alabama banking corporation (“Community Bank”); and
     WHEREAS, Executive and Company desire that Executive provide certain services to Company and Company’s federal savings bank subsidiary, Superior Bank (“Superior Bank”) following the Merger contemplated by the Merger Agreement on the terms and conditions set forth herein.
Agreement
     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Executive’s Services. (a) During the Employment Period (as defined in Section 2(a) below), Company agrees to employ Executive as Blount County President for Superior Bank, and Executive agrees to be employed as such by Company, subject to the terms and provisions of this Agreement.
     (b) Following the Employment Period, Executive shall provide consulting services to Company. Notwithstanding anything to the contrary in this Agreement any such services provided after the Employment Period shall be provided by Executive in his capacity as an independent contractor of Company and not as an employee.
     2. Term. (a) Executive will provide his services to Company as Blount County President as an employee of Company, as provided in Section 1(a), for a period of one year commencing at the Effective Date as defined in the Merger Agreement (the “Effective Date”), unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s employment as more particularly described herein. This term of Executive’s employment by Company under this

Agreement may be extended for such period or periods of time, and on such terms and conditions, as Executive and Company may mutually agree, by an agreement in writing. Such period of Executive’s employment hereunder is hereinafter referred to as the “Employment Period”.
     (b) Following the Employment Period, Executive will provide consulting services to Company as an independent contractor of Company, as provided in the Section 1(b), for a period of one year commencing on the last day of the Employment Period, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive the termination of Executive’s consulting services as an independent contractor as more particularly described herein.
     3. Duties. (a) During the Employment Period, Executive will have the title “Blount County President” of Superior Bank and will perform for Company and its subsidiaries such services in connection therewith as may be reasonably requested from time to time by the Chief Executive Officer of Company or his designee(s). The precise services of Executive and the title of Executive’s position may be reasonably extended, curtailed or modified by Company from time to time without affecting the enforceability of the terms of this Agreement. During the Employment Period, Executive shall use his best efforts, and devote such time, attention and energy, to Company’s business as is necessary to perform the services required of him.
     (b) Following the Employment Period, Executive will provide such consulting services to Company as may be reasonably requested from time to time by the Chief Executive Officer of Company or his designee(s).
     4. Compensation.
     (a) Base Salary and Bonus. From the Effective Date through the end of the Employment Period, Executive shall be paid a monthly salary of $10,416.67, subject to all applicable withholding for taxes, for his services as an employee hereunder, payable in accordance with Company’s normal payroll practices. In addition, during the Employment Period Executive shall be eligible for an annual cash incentive bonus under Company’s annual bonus plan in an amount up to 30% of Executive’s base salary, based on Company’s performance and Executive’s individual performance.
     (b) Equity Grants. Executive shall be entitled to receive, under Parent’s long term incentive compensation plan, a one-time grant of non-qualified options to purchase the number of shares of Parent’s common stock calculated by dividing $75,000 by the exercise price therefor. Such grant shall be made at the first regularly-scheduled meeting of the Compensation Committee of the Board of Directors of Parent immediately following the Effective Date, and the exercise price shall be the closing price for such shares on the NASDAQ National Market on the grant date. Such options shall have an exercise period commencing on the grant date and ending on the tenth anniversary thereof, and such exercise period shall not be affected by any termination of Executive’s status as an employee or consultant hereunder. One-half of such options shall vest on the earlier to occur of (a) the first date after the Effective Date that the average closing price for shares of Parent’s common stock on the NASDAQ National Market (adjusted for any stock splits, stock dividends or other changes in capital structure) has been at least $12.00 over any consecutive fifteen-trading day period, or (b) the fifth anniversary of the Effective Date. The other one-half of such options shall vest on the earlier to occur of (a) the first date after the Effective Date that the closing price for such shares on the NASDAQ National Market (adjusted for any stock splits, stock dividends or other changes in capital structure) has been at least $14.00 over any consecutive fifteen-trading day period, or (b) the fifth anniversary of the Effective Date. Executive’s right to receive the foregoing equity grant shall be absolute subject to no contingencies and shall survive Executive’s death or disability.
     (c) Other Benefits. During the Employment Period, Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Company’s welfare and pension plans, all as provided in Company’s personnel policies and procedures as such may be amended from time to time. Company agrees to transfer ownership of Executive’s company-owned car to Executive promptly after the Effective Date. Company agrees during the Employment Period to continue to pay Executive’s dues for his existing country club membership. During the Employment Period, Executive shall be entitled to office and administrative support and to reimbursement for ordinary and necessary business expenses in accordance with Company’s policies and procedures. The health and life insurance benefits coverage provided to Executive as of the last day of the Employment Period shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Executive retires or reaches age 65 or similar events) beginning on the last day of the Employment Period and ending on the date thirty-six (36) months from such day. Any additional coverages Executive shall have as of the last day of the Employment Period, including dependent coverage, will also be continued for such period at the same level and on the same terms as provided to Executive as of the last day of the Employment Period, to the extent permitted by the applicable policies or contract. If the terms of any benefit plan referred to in this subsection (c) do not permit continued participation by Executive, then Company will arrange for other coverage at its expense providing substantially similar benefits as it can reasonably find for other officers in similar positions. Notwithstanding the foregoing, any such continued coverage shall cease in the event that Executive becomes eligible for comparable benefits from a new employer. Executive shall not be entitled to any base salary, bonus, equity grants or other compensation or benefits of any nature except as expressly provided herein.
     (d) Additional Compensation. In consideration of Executive’s services hereunder (including services as an independent contractor consultant as contemplated by Section 1(b) hereof following the Employment Period) Executive shall also be entitled to receive a lump sum retainer of $50,000 payable during the 4th calendar quarter of 2007. In consideration of Executive’s agreements under Section 8 hereof, Executive shall also be entitled to receive the sum of $150,000 payable in 12 equal monthly payments commencing on the first day of the first calendar month following the first anniversary of the Effective Date. Executive hereby waives and releases all other rights, benefits and payments specified in any other employment, severance or change in control severance agreement entered into with CBI or Community Bank, including, without limitation, that certain Change in Control Agreement dated December 4, 1999 between Executive and Community Bank. In consideration of the foregoing waiver and release, Executive shall also be entitled to receive the sum of $440,000 payable in 48 monthly payments commencing on the first day of the first calendar month following the first anniversary of the Effective Date, as follows: (i) during the first twelve months following the first anniversary of the Effective Date, the amount of each such payment shall be $2,916.67, (ii) during the second twelve months following such first anniversary, the amount of each such payment shall be $15,416.67 and (iii) during the third and fourth twelve months following such first anniversary, the amount of each such payment shall be $9,166.67. The compensation payable to Executive under this Section 4(d) shall be absolute, subject to no contingencies and shall survive Executive’s death or disability.
     5. Compliance with Rules and Policies. Executive shall comply with all of the rules, regulations and policies of Company now or hereinafter in effect as applicable to him from time to time as an employee or independent contractor.
     6. Representation of Executive. Executive represents to Company that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.
     7. Non-Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge as a result of Executive’s services to Company, whether during the Employment Period or thereafter, including without limitation the financial and business conditions, business methods, goals, operations, sales techniques or services of Company and its affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Company’s business. Executive will not, during or after the term of this Agreement: (a) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Company for any reason or purpose whatsoever, or (b) use any written Confidential Information for any reason other than to further the business of Company. Executive agrees to return immediately any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Company, Company shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 7, Executive will pay all costs incurred by Company in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, that if Company is not successful in securing such an injunction, then Executive shall have no obligation to pay such fees and expenses.
     8. Competition.
     (a) During the period beginning on the Effective Date and ending on the first anniversary of the termination of Executive’s employment hereunder, Executive shall not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly: (i) form or acquire a five percent (5%) or greater equity ownership, voting or profit participation interest in, or actively participate in, control, manage or finance a five percent (5%) or greater interest of, or invest a five percent (5%) or greater interest in, a Competitor (as defined below); (ii) associate (including as an officer, employee, partner, director, consultant, agent, representative or advisor) with any Competitor; (iii) solicit or do banking or similar business with any customer of Company or any of its subsidiaries in the Territory (as defined below); or (iv) solicit any employee of Company or any of its subsidiaries to leave his or her employment with Company or any of its subsidiaries for any reason, or hire any such employee of Company or any of its subsidiaries, without the prior written consent of Company. As used herein, “Competitor” shall mean any bank or bank holding company, savings and loan or savings and loan holding company or other financial institution that operates or has a physical location within the Territory. As used herein, “Territory” shall mean the Alabama counties of Blount, Etowah, Lauderdale, Limestone, Madison, Marion, Marshall, Morgan and Winston.
     (b) In the event of any suit or arbitration with respect to Executive’s obligations set forth in Section 8(a), Executive shall pay all costs incurred by Company in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, that if Company is not successful in securing such an injunction, then Executive shall have no obligation to pay such fees and expenses.
     (c) Executive and Company recognize that any subsidiaries of Company are third-party beneficiaries to this Agreement that are intended to be protected by the covenants in this Agreement and that any successor or assign of Company or one of the third-party beneficiaries to this Agreement may enforce the covenants in this Agreement as if it were a party to these covenants. Moreover, Executive and Company acknowledge and agree that Company has legitimate business interests to protect relative to Executive, including trade secrets, other valuable confidential and proprietary business information, substantial relationships with specific customers, substantial relationships with other employees of Company, Company and customer goodwill associated with Company’s trade name, and Company’s servicing of specific markets provided to Executive. Executive agrees that the restrictions contained in this Section 8 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Company described above, and Executive agrees that any breach of this Section 8 will cause Company substantial and irrevocable damage and, therefore, Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief. Executive agrees that the period during which the covenant contained in this Section 8 shall be effective shall be computed by excluding from such computation any time during which Employee is in violation of any provision of Section 8. Executive agrees that if any covenant contained in Section 8 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Company and to enforce the covenant as reformed.
     (d) Executive specifically recognizes and affirms that each of the covenants contained in Sections 7 and 8 of this Agreement is a material and important term of this Agreement which has induced Company to provide for the award of the compensation and benefits provided hereunder and the other promises made by Company herein.
     9. Termination of Services.
     (a) If Company terminates Executive’s employment hereunder “For Cause,” all rights and obligations specified in Section 8(a) shall survive any such termination through the first anniversary of the such termination, and Executive shall not be entitled to any further compensation or benefits from Company other than any remaining amounts owing under Section 4(d) hereof, other than the first equity grant specified in Section 4(b) hereof if not granted prior to such termination and other than the continuation of health and life insurance benefits coverage specified in Section 4(c) hereof. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol), which has adversely affected or may adversely affect the business or reputation of Company; (ii) any act or omission on the part of Executive which constitutes fraud, misrepresentation, embezzlement, misappropriation of corporate assets or theft; (iii) a felony indictment of Executive; (iv) a request by federal or state banking regulatory authorities to terminate Executive’s services hereunder; (v) a material breach by Executive of any of the terms of this Agreement; or (vi) the death or total disability of Executive. For purposes of this Section 9, the term “total disability” shall mean Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.
     (b) During the Employment Period, Company may terminate Executive’s employment at any time for any reason; provided, however, if Company terminates Executive’s employment other than For Cause, Executive (i) shall continue to receive the compensation provided for in Section 4(a), (b) and (c) until the end of the Employment Period as the same may have been extended as provided in Section 2 hereof (to be paid with the same frequency as Executive’s compensation was paid prior to termination), and (ii) shall be entitled to be paid the unpaid amount of the amounts specified in Section 4(d) hereof (to be paid with the same frequency as Executive’s compensation was paid prior to termination), shall be entitled to the first equity grant specified in Section 4(b) hereof if not granted prior to such termination and shall be entitled to the continuation of health and life insurance benefits coverage specified in Section 4(c) hereof. Following the Employment Period, Company may terminate Executive’s consulting services that are to be provided by Executive hereunder, at any time for any reason; provided, however, if Company so terminates such services of Executive, Executive shall be entitled to be paid the unpaid amount of the amounts specified in Section 4(d) hereof (to be paid with the same frequency as Executive’s compensation was paid prior to termination), shall be entitled to the first equity grant specified in Section 4(b) hereof if not granted prior to such termination and shall be entitled to the continuation of health and life insurance benefits coverage specified in Section 4(c) hereof. All rights and obligations specified in Section 8(a) shall survive any termination described in the prior two sentences until the first anniversary of the last day of the Employment Period. Other than any payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Company in connection with a termination of Executive’s employment other than For Cause, or post-employment consulting services by Company, and Executive hereby waives all rights and claims with respect thereto.
     (c) If Executive terminates this agreement for any reason during the Employment Period, (i) all rights and obligations specified in Section 8(a) shall survive any such termination until the first anniversary of the last day of the Employment Period, (ii) Executive shall not be entitled to any further compensation from Company other than the first equity grant specified in Section 4(b) hereof if not granted prior to such termination and other than any unpaid amount owing under Section 4(d) hereof (to be paid with the same frequency as Executive’s compensation was paid prior to termination), and (iii) Company shall be entitled to all remedies available under this Agreement and applicable law. If Executive terminates this agreement for any reason following the Employment Period during which he is providing consulting services as an independent contractor, (i) all rights and obligations specified in Section 8(a) shall survive any such termination until the first anniversary of the last day of the Employment Period, (ii) Executive shall not be entitled to any further compensation from Company other than any unpaid amount owing under Section 4(d) hereof (to be paid with the same frequency as Executive’s compensation was paid prior to termination), and other than the first equity grant specified in Section 4(b) hereof if not granted prior to such termination, and (iii) Company shall be entitled to all remedies available under this Agreement and applicable law.
     (d) The provisions of Section 7 and Section 8 shall in all cases survive the termination of this Agreement and the termination of Executive’s employment, whether voluntary or involuntary.
     10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Company to Superior Bank, 17 North 20th Street, Birmingham, AL 35203, Attention: Chief Executive Officer with a copy to Superior Bank, 17 North 20th Street, Birmingham, Alabama 35203,

Attention: Human Resources Director; or in the case of Executive, to the address last shown on Company’s records.
     11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama without regard to principles of conflicts of laws.
     12. Arbitration; Prevailing Party.
     (a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Birmingham, Alabama, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Executive or Company shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration. In the event legal or arbitration proceedings are necessary for either party to enforce the terms of this Agreement, the prevailing party (by final judgment or other non-appealable order) shall be entitled to recover the cost of said legal or arbitration proceedings, including, but not limited to reasonable attorney fees.
     (b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.
     (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
     13. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Company. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

     14. Waiver of Claims. In consideration of the obligations of Company hereunder, Executive, except as otherwise provided in this Agreement, unconditionally releases Company, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to Executive’s employment by CBI or Community Bank, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Company’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Company.
     15. Withholding. Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     16. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent applicable) and Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to Executive. To the extent that any payments to be provided to Executive under this Agreement result in the deferral of compensation under Section 409A of the Code, and if Employee is a “Key Employee” as defined in Section 416(i) of the Code, then any such payments shall instead be transferred to a rabbi trust (which shall be created by the Company) and such amounts (together with earnings thereon in accordance with the terms of the trust agreement) shall be transferred from the trust to Executive upon the earlier of (i) six months and one day after Executive’s separation from service or (ii) any other date permitted under Section 409A(a)(2) and 409A(a)(3) of the Code.
     17. Certain Additional Payments by Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 17) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it shall be determined that Executive is entitled to a Gross-Up Payment, then Company and Executive shall negotiate in good faith to cause this Agreement to be amended, to the extent possible, such that the receipt of Payments would not give rise to any Excise Tax.
     (b) Subject to the provisions of Section 17(c), all determinations required to be made under this Section 17, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to Company as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Company. All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 17, shall be paid by Company to Executive by the later of (i) the due date for the payment of the Excise tax or (ii) five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 17, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by Company to or for the benefit of Executive five days after receipt of the Accounting Firm’s determination.
     (c) Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
          (i) give Company any information reasonably requested by Company relating to such claim,
          (ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company,

          (iii) cooperate with Company in good faith in order effectively to contest such claim, and
          (iv) permit Company to participate in any proceedings relating to such claim;
provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 17(c), Company shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by Executive of an amount advanced by Company pursuant to Section 17(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of Section 17(c)) pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) five days after receipt of the Accounting Firm’s determination. If, after the receipt by Executive of an amount advanced by Company pursuant to Section 17(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     WITNESS the due execution hereof effective as of the foregoing Effective Date:

SUPERIOR BANCORP
By:	/s/ C. Stanley Bailey
Name	C. Stanley Bailey
Title	CEO

/s/ Stacey W. Mann
Stacey W. Mann
EXECUTIVE

12